Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GROM SOCIAL ENTERPRISES, INC.

Under Section 607.1001 of the Florida Business Corporation Act

IT IS HEREBY CERTIFIED THAT:

1.                  The name of the corporation is Grom Social Enterprises, Inc. (the “Corporation”).

2.                  The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on August 4, 2014. Amendments to the Articles of Incorporation were filed with the Secretary of State of the State of Florida on each of August 17, 2017, April 8, 2019, June 12, 2019 and August 4, 2020.

3.                  The Board of Directors of the Corporation, acting in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act (“FBCA”), adopted resolutions to amend the Articles of Incorporation of the Corporation, as amended, by adding the following paragraph to the end of ARTICLE I of the Articles of Incorporation of the Corporation, as amended, to read as follows:

“Pursuant to the FBCA, on May 13, 2021 at 9 a.m., the effective time of this Certificate of Amendment to the Articles of Incorporation (the “Effective Time”), each 32 shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

4.                  This Certificate of Amendment to the Articles of Incorporation was duly adopted in accordance with Section 607.1001 of the FBCA. The Board duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and submitted the proposed amendment to the shareholders of the Corporation. The Certificate of Amendment was duly approved by the required vote of the shareholders of the Corporation in accordance with Section 607.0704 of the FBCA.

5.                  This Certificate of Amendment shall become effective as of May 13, 2021 at 9 a.m.

IN WITNESS WHEREOF, this Certificate of Amendment to the Articles of Incorporation has been executed as of this 6 day of May, 2021.

GROM SOCIAL ENTERPRISES, INC.

By: /s/ Darren Marks

Darren Marks

Chief Executive Officer